EXHIBIT 8.1

[VEDDER PRICE LETTERHEAD]

May __, 2008

PrivateBancorp, Inc. 70 West Madison, Suite 900 Chicago, Illinois 60602

Ladies and Gentlemen:

We have acted as counsel to PrivateBancorp, Inc., a Delaware corporation (the “Company”), and PrivateBancorp Capital Trust IV, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File nos. 333-150767 and 333-150767-01) (as amended, the “Registration Statement”), including the prospectus, dated May 9, 2008 (the “Prospectus”), as supplemented by the Preliminary Prospectus Supplement, dated May 9, 2008 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to (i) up to $75,000,000  aggregate liquidation amount of __% Trust Preferred Securities (the “Trust Preferred Securities”), (ii) $10,000 aggregate liquidation amount of Trust common securities, (iii) up to $75,010,000 principal amount of __% Junior Subordinated Debentures (the “Junior Subordinated Debentures”), and (iv) a guarantee of payment on the Trust Preferred Securities to be provided by the Company.

In connection with the preparation of this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the representation letter from the Company, dated May __, 2008, provided to us in connection with this opinion; (v) the Amended and Restated Declaration of Trust, among, the Company, as sponsor, Wilmington Trust Company, as property trustee, Wilmington Trust Company, as Delaware trustee, and the administrative trustees named therein, dated as of May __, 2008; (vi) the Junior Subordinated Indenture between the Company and Wilmington Trust Company, as trustee, dated as of May __, 2008; (vii) the First Supplemental Indenture between the Company and Wilmington Trust Company, dated as of May __, 2008; (viii) the Capital Securities Guarantee Agreement between the Company and Wilmington Trust Company relating to the Trust, dated as of May __, 2008; and (ix) such other instruments and documents related to Registration Statement as we have deemed necessary or appropriate.  In preparing the discussion in the Supplemental Prospectus under the caption “Certain United States Federal Income Tax Consequences,” we have assumed that: (i) documents (including signatures) submitted to us as originals are authentic; documents submitted to us as copies conform to the

VEDDER PRICE

May __, 2008

original documents; and there has been (or will be) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (ii) the issuance of the Junior Subordinated Debentures and the sale of the Trust Preferred Securities will be consummated pursuant to the terms and conditions set forth in the operative documents that we have examined.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Trust Preferred Securities, are accurate in all material respects.

Our opinion set forth above is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.  In addition, we express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal income tax laws of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

VEDDER PRICE P.C.